Exhibit 10.3

OMNIBUS AGREEMENT
among
TARGA RESOURCES, INC.
TARGA RESOURCES GP LLC
and
TARGA RESOURCES PARTNERS LP

OMNIBUS AGREEMENT
     THIS OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein), and is by and among Targa Resources, Inc., a Delaware corporation (“Targa”), Targa Resources LLC, Targa Resources GP LLC, a Delaware limited liability company (the “General Partner”) and Targa Resources Partners LP, a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
RECITALS:
     1. The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article II, with respect to the amount to be paid by the Partnership for certain general and administrative services to be performed by Targa and its Affiliates as well as direct expenses, including operating expenses, incurred by Targa and its Affiliates for and on behalf of the Partnership Group (as defined herein).
     2. The Parties desire to evidence their agreement, as more fully set forth in Article III, with respect to certain indemnification obligations of the Parties.
     In consideration of the agreements contained herein, and for other good and valuable consideration, the Parties hereto hereby agree as follows:
ARTICLE I
Definitions
          1.1 Definitions.
     As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “Affiliate” is defined in the Partnership Agreement.
     “Cap” has the meaning given such term in Section 2.4(a).
     “Closing Date” means the date of the closing of the Partnership’s initial public offering of Common Units.
     “Common Units” is defined in the Partnership Agreement.
     “Conflicts Committee” is defined in the Partnership Agreement.
     “Covered Environmental Losses” means all environmental losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, costs and expenses of any Environmental Activity, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character, by reason of or arising out of:

     (i) any violation or correction of violation of Environmental Laws, including without limitation performance of any Environmental Activity; or
     (ii) any event, omission or condition associated with ownership or operation of the North Texas Assets relating to Environmental Activities (including, without limitation, the exposure to or presence of Hazardous Substances on, under, about or migrating to or from the North Texas Assets or the exposure to or Release of Hazardous Substances arising out of operation of the North Texas Assets) including, without limitation, (A) the cost and expense of any Environmental Activities, (B) the cost or expense of the preparation and implementation of any closure, remedial or corrective action or other plans required or necessary under Environmental Laws and (C) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work; provided, in the case of clauses (A) and (B), such cost and expense shall not include the costs associated with project management and soil and ground water monitoring.
     “CPI Index” is defined in Section 2.1(c) of this Agreement.
     “Environmental Activities” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required or necessary under any applicable Environmental Law, including, but not limited to, institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.
     “Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (a) pollution or protection of the environment or natural resources including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, each as amended through the Closing Date, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances and (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substances.
     “Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

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     “G&A Expenses Limit” is defined in Section 2.1(c) of this Agreement.
     “General Partner” is defined in the introduction to this Agreement.
     “Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (b) oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and (c) radioactive materials, asbestos containing materials or polychlorinated biphenyls.
     “Indemnified Party” means each Partnership Group Member and Targa in their capacities as parties entitled to indemnification in accordance with Article III.
     “Indemnifying Party” means each of Targa and the Partnership, as the case may be, in their capacity as the parties from whom indemnification may be required in accordance with Article III.
     “Limited Partner” is defined in the Partnership Agreement.
     “Losses” means all losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character.
     “North Texas Assets” means the gathering and processing assets to be contributed to the Partnership in connection with its initial public offering and as more completely described in the Registration Statement and includes the pipelines, processing plants or related equipment or assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred to any member of the Partnership Group, or owned by or necessary for the operation of the business, properties or assets of any member of the Partnership Group, prior to or as of the Closing Date.
     “Partnership” is defined in the introduction to this Agreement.
     “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Targa Resources Partners LP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. No amendment or modification to the Partnership Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement unless such amendment receives the approval required pursuant to Section 4.5 hereof.

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     “Partnership Entities” means the General Partner and each member of the Partnership Group.
     “Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.
     “Partnership Group Member” means any member of the Partnership Group.
     “Partnership Indemnitee” shall mean any Person who is an Indemnitee (as defined in the Partnership Agreement); provided, that the term “Partnership Indemnitee” shall exclude Targa and any Affiliate of Targa which is not a member of the Partnership Group.
     “Party” and “Parties” are defined in the introduction to this Agreement.
     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, business trust, employee benefit plan, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-138747) filed with the Securities and Exchange Commission with respect to the proposed initial public offering of Common Units by the Partnership.
     “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
     “Targa” is defined in the introduction to this Agreement.

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ARTICLE II
Reimbursement Obligations
     2.1 Reimbursement for Allocated General and Administrative Expenses; Limitations on Reimbursement.
          (a) Targa hereby agrees to continue to provide the Partnership Group with certain general and administrative services, such as legal, accounting, treasury, insurance, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, engineering and marketing. These general and administrative services shall be substantially identical in nature and quality to the services of such type previously provided by Targa in connection with their management and operation of the North Texas Assets prior to their acquisition by the Partnership. In the event that the Partnership Group makes any acquisitions of assets or businesses from Targa or its Affiliates during the first three years following the date of this Agreement, Targa will similarly provide general and administrative services that are substantially identical in nature and quality to the services of such type previously provided by Targa in connection with their management and operation of such assets or businesses prior to their acquisition by the Partnership.
          (b) Subject to the provisions of Section 2.3(c) below, the Partnership Group hereby agrees to reimburse Targa for all expenses and expenditures Targa or its Affiliates incur or payments they make on behalf of the Partnership Group for these general and administrative services.
          (c) The amount for which Targa shall be entitled to reimbursement from the Partnership Group pursuant to Section 2.1(b) for general and administrative expenses shall not exceed $5.0 million annually for a period of three (3) years following the date of this Agreement (the “G&A Expenses Limit”). Following the first anniversary of this Agreement, the G&A Expenses Limit shall be increased annually over the next two years by the percentage increase in the Consumer Price Index – All Urban Consumers, U.S. City Average, Not Seasonally Adjusted for the applicable year (the “CPI Index”). In making such adjustment, the G&A Expenses Limit shall be increased on the first anniversary of this Agreement by the CPI Index for the prior year period based on the most recent information available from the U.S. Department of Labor and similarly increased on the second anniversary of this Agreement by the CPI Index for the prior year period. In the event that the Partnership Group makes any acquisitions of assets or businesses or the business of the Partnership Group otherwise expands during the first three years following the date of this Agreement, then the G&A Expenses Limit shall be appropriately increased in order to account for adjustments in the nature and extent of the general and administrative services by Targa to the Partnership Group, with any such increase in the G&A Expenses Limit subject to the approval of the Conflicts Committee. After the third anniversary of the date of this Agreement, the G&A Expenses Limit will no longer apply and the General Partner will determine the amount of general and administrative expenses that will be properly allocated to the Partnership in accordance with the terms of the Partnership Agreement. The G&A Expenses Limit shall not apply to reimbursement for direct expenses of the Partnership as provided in Section 2.2.

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     2.2 Reimbursement for Direct Expenses.
          (a) The Partnership Group hereby agrees to reimburse Targa and its Affiliates for all direct expenses and expenditures they incur or payments they make on behalf of the Partnership Group, including, but not limited to, (i) salaries of operational personnel performing services on the Partnership Group’s behalf, the cost of employee benefits for such personnel and general and administrative expense associated with such personnel, (ii) capital expenditures, (iii) maintenance and repair costs, (iv) taxes and (v) direct expenses, including operating expenses and certain allocated operating expenses, associated with the ownership and operation of the North Texas Assets.
          (b) The Partnership Group hereby agrees to reimburse Targa and its Affiliates for all expenses and expenditures they incur or payments they make as a result of the Partnership becoming a publicly traded entity, including costs associated with annual and quarterly reports, tax return and Schedule K-1 preparation and distribution, independent auditor fees, registrar and transfer agent fees, legal fees and independent director compensation.
          (c) The obligation of the Partnership Group to reimburse Targa and its Subsidiaries pursuant to this Section 2.2 shall not be subject to any monetary limitation, including the G&A Expenses Limit contained in Section 2.1.
ARTICLE III
Indemnification
3.1 Environmental Indemnification.
          (a) Subject to the provisions of Section 3.3, Targa shall indemnify, defend and hold harmless the Partnership Group and the Partnership Indemnitees from and against any Covered Environmental Losses suffered or incurred by the Partnership Group or any Partnership Indemnitee relating to the North Texas Assets for a period of three (3) years from the Closing Date but only to the extent such violations, corrections, events or conditions occurred on or before the Closing Date; provided, however, that such indemnity shall not apply to any Covered Environmental Losses reserved on the books of the Partnership Group as of the Closing Date.
          (b) The Partnership Group shall indemnify, defend and hold harmless Targa and its Affiliates, other than any Partnership Group Member, from and against any Covered Environmental Losses suffered or incurred by Targa and its Affiliates, other than any Partnership Group Member, relating to the North Texas Assets occurring after the Closing Date except to the extent that the Partnership Group is indemnified with respect to any of such Covered Environmental Losses under Section 3.1(a).
          (c) The aggregate liability of Targa under Section 3.1(a) shall not exceed $10.0 million.
          (d) No claims may be made against Targa for indemnification pursuant to Section 3.1(a) unless the aggregate dollar amount of the Losses suffered or incurred by the

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Partnership Group or Partnership Indemnitees exceed $250,000, after such time Targa shall be liable for the full amount of such claims, subject to the limitations of Section 3.1(c).
          (e) Notwithstanding anything herein to the contrary, in no event shall Targa have any indemnification obligations under this Agreement for claims made as a result of additions to or modifications of Environmental Laws promulgated after the Closing Date.
     3.2 Additional Indemnification
          (a) Subject to the provisions of Section 3.3, Targa shall indemnify, defend and hold harmless the Partnership Group and the Partnership Indemnitees from and against any Losses suffered or incurred by the Partnership Group or any Partnership Indemnitee by reason of or arising out of:
     (i) the failure of the Partnership Group to be the owner of valid and indefeasible easement rights, leasehold and/or fee ownership interests in and to the lands on which are located any North Texas Assets, and such failure renders the Partnership Group liable or unable to use or operate the North Texas Assets in substantially the same manner that the North Texas Assets were used and operated by Targa and its Affiliates immediately prior to the Closing Date as described in the Registration Statement;
     (ii) the failure of the Partnership Group to have on the Closing Date any consent or governmental permit necessary to allow (i) the transfer of any of the North Texas Assets to the Partnership Group on the Closing Date or (ii) any such North Texas Assets to cross the roads, waterways, railroads and other areas upon which any such North Texas Assets are located as of the Closing Date, and any such failure specified in such clause (ii) renders the Partnership Group unable to use or operate the North Texas Assets in substantially the same manner that the North Texas Assets were owned and operated by Targa and its Affiliates immediately prior to the Closing Date as described in the Registration Statement;
     (iii) all federal, state and local income tax liabilities attributable to the ownership or operation of the North Texas Assets prior to the Closing Date, including any such income tax liabilities of Targa and its Affiliates that may result from the consummation of the formation transactions for the Partnership Group occurring on or prior to the Closing Date; and
     (iv) all pending legal actions as of the Closing Date against one or more Partnership Group Members involving or otherwise relating to the North Texas Assets;
provided, however, that, in the case of clauses (i), (ii) and (iv) above, such indemnification obligations shall survive for three (3) years from the Closing Date; and that in the case of clause (iii) above, such indemnification obligations shall survive after the expiration of any applicable statute of limitations;

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provided, further, that in the case of clauses (i), (ii), (iii) and (iv) above, such indemnification shall not include indemnity for Losses reserved on the books of the Partnership Group as of the Closing Date;
provided, further, no claims may be made against Targa for indemnification pursuant to Section 3.2 unless the aggregate dollar amount of the Losses suffered or incurred by the Partnership Group or Partnership Indemnitees exceed $250,000, after such time Targa shall be liable for the full amount of such claims.
          (b) In addition to and not in limitation of the indemnification provided under this Article III, the Partnership Group shall indemnify, defend, and hold harmless Targa and its Affiliates, other than any Partnership Group Member, from and against any Losses suffered or incurred by Targa and its Affiliates, other than any Partnership Group Member, by reason of or arising out of events and conditions associated with the operation of the North Texas Assets that occurs on or after the Closing Date except to the extent that the Partnership Group is indemnified with respect to any such Losses under Section 3.2(a).
     3.3 Indemnification Procedures.
          (a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article III, they will provide notice thereof in writing to the Indemnifying Party specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement).
          (b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article III, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court or similar authority and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.
          (c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in this Article III, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 3.3. In no event shall the obligation of the

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Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.
          (d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.
ARTICLE IV
Miscellaneous
          4.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Houston, Texas.
          4.2 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 4.2.
if to Targa:
Targa Resources, Inc.
1000 Louisiana, Suite 4300
Houston, Texas 77002
Attention: General Counsel

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if to the Partnership Entities:
Targa Resources Partners LP
1000 Louisiana, Suite 4300
Houston, Texas 77002
Attention: General Counsel
          4.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
          4.4 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder.
          4.5 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
          4.6 Assignment. No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto.
          4.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
          4.8 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.
          4.9 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
          4.10 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

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          4.11 Successors. This Agreement shall bind and inure to the benefit of the Parties and to their respective successors and assigns.

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     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

TARGA RESOURCES, INC.
By:	/s/ Rene R. Joyce
Rene R. Joyce
Chief Executive Officer

TARGA RESOURCES LLC
By:	/s/ Rene R. Joyce
Rene R. Joyce
Chief Executive Officer

TARGA RESOURCES GP LLC
By:	/s/ Rene R. Joyce
Rene R. Joyce
Chief Executive Officer

TARGA RESOURCES PARTNERS LP
By:	Targa Resources GP LLC

By:	/s/ Rene R. Joyce
Rene R. Joyce
Chief Executive Officer

[Signature Page to the Omnibus Agreement]